Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000

August 15, 2005

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR SECOND QUARTER 2005

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $3,424,000 and net income of $445,000 for the quarter ended June 30, 2005 compared to total revenue of $3,114,000 and net income of $440,000 for the same quarter of 2004. Diluted net income per share for the three months ended June 30, 2005 was $0.17 per share as compared to $0.16 per share the same period in 2004.

        For the six months ended June 30, 2005, total revenue of $6,532,000 and net income of $874,000 was achieved as compared to total revenue of $5,266,000 and net income of $759,000 for the same period in 2004. Diluted net income per share for the six months ended June 30, 2005 was $0.32 as compared to $0.28 for the same period in 2004.

        James E. Rouse, the Company’s President and CEO commented, “We are pleased with the total revenue increase achieved by both of Micron’s sensor and custom injection molding divisions. This increase in overall revenue for the second quarter included $178,000 in tool sales by New England Molders division. While tool sales have a much lower margin when compared to product sales, it is an indication of future sales revenue as the tools are qualified and begin producing new products. Although our overall net income surpassed the same period in 2004 it has been adversely affected by higher selling costs in 2005 which is attributable to additional sales and business development staff. We are optimistic that by strengthening our sales and business development assets, we will increase sales revenue of existing products and new business in the coming quarters.”

        The Company, through Micron, manufacturers silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS, and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, and changing economic conditions in developing countries. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004.